Exhibit 11.1


                              DYNAMOTION/ATI CORP.


             Net Loss Per Common Share (Primary and Fully Dilutive)
                        (in 000's, except share amounts)



                                                                                 December 31
                                                                  ----------------------------------------
                                                                         1994           1995          1996
                                                                  -----------    -----------  ------------
Earnings available for common shares and common
   stock equivalent shares deemed
   to have a dilutive effect

   (Loss) from continuing operations                              $      (310)   $    (7,158)  $    (4,765)

   Provision for dividend on preferred stock                             (510)          (488)         (210)
                                                                  -----------    -----------   -----------
   Net (loss) from continuing operations                                 (820)        (7,646)       (4,975)

   Discontinued operations                                             (2,770)          (170)           --
                                                                  -----------    -----------   -----------
   Net (loss) available for common shares and
        common stock equivalent shares deemed to
        have a dilutive effect                                         (3,590)        (7,816)       (4,975)
                                                                  ===========    ===========   ===========
Shares used in computation: (A)

   Weighted average shares outstanding                              1,203,771      1,728,487     2,731,313
   Common stock equivalent                                                (B)            (B)           (B)
                                                                  -----------    -----------   -----------
                                                                    1,203,771      1,728,487     2,731,313
                                                                  ===========    ===========   ===========


Notes:

(A) Shares have been restated for a 1:4 reverse stock split on December 29, 1995.

(B) The weighted average effect of convertible preferred stock, convertible notes payable, stock options and warrants to purchase common stock was anti-dilutive and, therefore, not included as a common stock equivalent.